Exhibit 99.1

News Release

SOUTHERN ENERGY HOMES, INC.

TO CLOSE MAJORITY OF RETAIL CENTERS TO IMPROVE PROFITABILITY

Increase Focus on Manufacturing Efficiencies

FOR IMMEDIATE RELEASE

Contact:	James Hasty Corporate Controller (256) 747-8589

     ADDISON, Ala. — October 1, 2002 — Southern Energy Homes, Inc. (Nasdaq: SEHI) today announced that it will close or sell the majority of its ten remaining retail distribution centers to improve profitability. The Company also announced that it will continue to focus on improving operating efficiency in its manufacturing facilities.

     “The retail closings are designed to improve our profitability while increasing management’s time to focus on our manufacturing operations,” stated Keith O. Holdbrooks, chief executive officer. “Our manufacturing plants continue to operate at a profit, and we believe we have excellent opportunities to improve our manufacturing efficiencies. We also have a strong network of independent home dealers in 22 states that currently sell the majority of homes we produce. We believe we have more profit opportunities by expanding our support of these dealers than through our own retail locations.

     “Our retail operations have been unprofitable for the past few years. This year to date, our retail operations have a pre-tax loss of approximately $3 million. We plan to close the majority of the retail stores by early December and expect to take a write-off of approximately $4 to $5 million during the second half of the year. We have no plans to close the remaining retail centers.

     “We plan to expand our supply distribution with a dedicated facility to take advantage of bulk purchasing opportunities and manufacturing efficiencies,” continued Mr. Holdbrooks. “In September, we broke ground on this new facility which will improve our costs and expand opportunities to increase our efficiencies in our manufacturing facilities. We believe this will allow us to improve our product range sold through our independent dealers while continuing to enhance our quality.”

     The retail centers to be closed or sold will be treated as discontinued operations for accounting purposes in the third and fourth quarters of 2002. The $4 to $5 million write-down includes approximately $3 to $3.5 million related to unsold homes in current inventory; and $1 to $1.5 million for leasehold, severance and equipment-related costs. The Company anticipates that the home inventory from these centers will be sold at discounted prices to independent dealers and through Southern Energy’s remaining retail centers.

About Southern Energy Homes, Inc.

     Southern Energy Homes, Inc. operates five home manufacturing facilities in Alabama and Texas, 10 retail sales centers in four states, and three supply companies in Alabama. Currently marketed under four brand names, the Company’s homes are sold in 22 states. In addition to its manufacturing, retail sales and component supply operations, the Company’s operations also include finance and a small insurance segment.

     Forward-looking statements in this news release, including without limitation, statements relating to the adequacy of the Company’s resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those in any forward-looking statements, including without limitation: general economic conditions; the cyclical and seasonal nature of housing markets; competitive pricing pressures at both the wholesale and retail levels; changes in market demand; the impact of cost reduction programs and other management initiatives; availability of financing for prospective purchasers of the Company’s homes and availability of floor plan financing for dealers; performance of the loans held by the Company’s finance subsidiary; availability and pricing of raw materials; concentration of the Company’s business in certain regional markets; adverse weather conditions that reduce retail sales; the possibility of plant shutdowns from weather or other causes; availability of labor for the Company to meet operating requirements; the highly competitive nature of the manufactured housing industry; federal, state and local regulation of the Company’s business; the Company’s contingent repurchase liabilities with respect to dealer financing; the Company’s reliance on independent dealers; and other risks indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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